                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G/A

                 Under the Securities Exchange Act of 1934
                             (Amendment No. 7)(1)

                            HELIX TECHNOLOGY CORPORATION
                        ----------------------------------
                              (Name of Issuer)

                      Common Stock, $1.00 par value per share
                     ----------------------------------
                       (Title of Class of Securities)

                                 423319-10-2
                     ----------------------------------
                               (CUSIP Number)


(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following page(s))

                                        Page  1  of 5   Pages


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   CUSIP No. 423319-10-2              13G   Page  2  of 5 Pages

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     Memorial Drive Trust #04-2272266 Plan #001
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member
     of a Group*                               (a)  / /
     (See Instructions)                        (b)  / /

     N/A
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     125 CambridgePark Drive, 6th Floor
     Cambridge, MA 02140
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting
 Beneficially                       Power  1,206,950 (See Item 4(a))
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power  0
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power    1,206,950 (See Item 4(a))
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power 0
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
      1,206,950 (See Item 4(a))
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*
     (See Instructions)  - N/A
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     6.11%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
     EP
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

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   CUSIP No. 423319-10-2              13G/A   Page  3  of 5 Pages


ITEM 1(A).  NAME OF ISSUER
             Helix Technology Corporation
-------------------------------------------------------------------------------


ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
            9 Hampshire Street
            Mansfield, MA 02048
-------------------------------------------------------------------------------


ITEM 2(A).  NAME OF PERSON(S) FILING
            Memorial Drive Trust ("MDT")
-------------------------------------------------------------------------------


ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
             125 CambridgePark Drive
             6th Floor   Cambridge, MA 02140
-------------------------------------------------------------------------------


ITEM 2(C).  PLACE OF ORGANIZATION:
               Massachusetts
-------------------------------------------------------------------------------


ITEM 2(D).  TITLE OF CLASS OF SECURITIES
               Common Stock, $1.00 par value
-------------------------------------------------------------------------------


ITEM 2(E).  CUSIP NUMBER
               423319-10-2
-------------------------------------------------------------------------------

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       CUSIP No. 423319-10-2 13G                    Page  4  of 5 Pages

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A

    (a) / / Broker or Dealer registered under Section 15 of the Act

    (b) / / Bank as defined in section 3(a)(6) of the Act

    (c) / / Insurance Company as defined in section 3(a)(19) of the Act

    (d) / / Investment Company registered under section 8 of the Investment Company Act

    (e) / / Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

    (f) / / Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F)

    (g) / / Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G) (Note: See Item 7)

    (h) / / Group, in accordance with Rule 13d-1(b)(1)(ii)(H)


ITEM 4.  OWNERSHIP

    (a) Amount Beneficially Owned: 1,206,950 shares (Does not include 4,950 shares and 2,000 presently exercisable options owned by R. Schorr Berman and 1,800 shares owned by the Acorn Trust. Mr. Berman is the Administrator and Chief Executive Officer of the Reporting Person and a trustee of the Acorn Trust. The Reporting Person disclaims beneficial ownership of the shares owned by Mr. Berman and the Acorn Trust.)
---------------------------------------------------------------------------

    (b) Percent of Class: 6.11%

    ---------------------------------------------------------------------------

    (c) Number of shares as to which such person has:

        (i)    Sole power to vote or to direct the vote: 1,206,950 shares
               (See Item 4(a) above)
              -----------------------------------------------------------------
        (ii)   Shared power to vote or to direct the vote: None
              -----------------------------------------------------------------
        (iii)  Sole power to dispose or to direct the disposition of:
               1,206,950 shares (See Item 4(a) above)
              -----------------------------------------------------------------
        (iv)   Shared power to dispose or to direct the disposition of: None

              -----------------------------------------------------------------


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
          Not applicable.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. / /


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON
          Not applicable.
-------------------------------------------------------------------------------


ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
  THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
          Not applicable.
-------------------------------------------------------------------------------

CUSIP No. 423319-10-2 13G                    Page  5  of 5 Pages


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
          Not applicable.
-------------------------------------------------------------------------------


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP
          Not applicable.
-------------------------------------------------------------------------------


ITEM 10. CERTIFICATION

    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                       February 12, 1998



                                       /s/ R. Schorr Berman
                                       ---------------------------------------
                                       Administrator and Chief
                                         Executive Officer